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                                                                   Exhibit 10.38

                                ON SEMICONDUCTOR

                   2000 KEY CONTRIBUTOR INCENTIVE PLAN (KCIP)

1. Purpose. The Purpose of the ON Semiconductor 2000 Key Contributor Incentive Plan ("Plan") is to provide an annual incentive program for the key contributors who are in management leadership or significant individual leadership roles with, or other employees who provide significant contribution to, the Company or any subsidiary. The Plan was effective as of January 1, 2000 and will terminate on December 31, 2000.

2. Administration. The Plan is administered by the Compensation Committee of the Company's Board of Directors ("Committee"). The Committee has the discretion to determine all matters related to the Plan, including but not limited to, matters related to eligibility, participation, Company and Employee Goals, award determinations, and any other administrative matter to be determined under the Plan.

3.       Eligibility and Participation.

         (a) Eligibility. All regular full-time and part time employees of the Company or any subsidiary working 20 hours or more per week are eligible to participate in the Plan. Any employee of the Company or a subsidiary who is designated as an on-call, intern, co-op, part-time working less than 20 hours, or any individual designated as a contractor, consultant, or hired via a temporary staffing agency is not eligible to participate in the Plan. Retirees are eligible to participate and receive a pro-rata award under the Plan.

         (b) Participation. From among the eligible employees of the Company or any subsidiary, the Company will select those individuals who will participate in the Plan. The Committee will notify those selected to participate in the Plan as soon as practicable after they are selected. If an employee is selected to participate in the Plan, except as provided below, he or she must be actively employed by the Company or any subsidiary at the time that the amounts are paid under the Plan to be entitled to receive an award under the Plan. Retirees are eligible to participate and receive a pro-rata award under the Plan.

4.       Performance Measures.

             An employee's total award under the Plan is computed based on
(i) the employee's base salary, (ii) whether the Company achieves its "threshold," "target," or "stretch" EBITDA goal, and (iii) the Employee's Individual Performance Goal ("Employee Goal"). EBITDA means the Company's Earnings Before Interest, Taxes, Depreciation, and Amortization and is determined after December 31, 2000.

         (a) Employee's Target Bonus. Under the Plan, an employee's target bonus amount is determined by the Committee and will generally range from 10% to 75% of the employee's base salary as of December 31, 2000.


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         (b) Company EBITDA Goals.

                  (i) For former employees of Cherry Semiconductor, the Company's EBITDA goals for calendar year 2000, including financial results from the combined Cherry Semiconductor and the Company, are as follows:

EBITDA GOAL                                                  COMPANY EBITDA
Threshold                                                    $425,000,000
Target                                                       $455,000,000
Stretch                                                      $535,000,000

                  (ii) For employees of the Company or any subsidiary, other than former employees of Cherry Semiconductor, the Company's EBITDA goals for calendar year 2000, not including financial results from Cherry Semiconductor, are as follows:

EBITDA GOAL                                                  COMPANY EBITDA
Threshold                                                    $400,000,000
Target                                                       $425,000,000
Stretch                                                      $500,000,000


                  The Committee reserves the right to amend the EBITDA goals in the event of a future acquisition, disposition, or other significant event affecting the Company or any subsidiary.

         (c) Employee's Individual Performance Goals. The Employee's individual performance goals are determined by the employee's supervisor in consultation with the employee.

5.       Award Determination.

         (a) EBITDA Goal and Employee Goal Weighted Percentage. The EBITDA goal will be weighted at 75% of the employee's target bonus and the Employee's Goal will be weighted at 25% of the employee's target bonus.

         (b) EBITDA Goals. If the Company does not achieve the Threshold E BITDA goal, no amounts will be paid under the Plan (either based on Company performance or the employee's individual performance). If the Company achieves the Threshold EBITDA goal, the employee's award will be based on 50% of the target bonus percentage. If the Company achieves the Target EBITDA goal, the employee's target bonus percentage will remain unchanged. If the Company achieves the Stretch EBITDA goal, the employee's award will be based on 200% of the target bonus percentage.

                  The Committee will adjust these percentage on a pro rata basis if the Company's EBITDA falls in between the Threshold, Target, and Stretch EBITDA goals.


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         (c) Employee's Goal. The Employee Goal will range from 0% to 150% of the employee's target bonus percentage. The Committee will have the final determination regarding whether and to what extent the Employee Goal has been satisfied.

6.       Transfers, Promotions, New Hires, and Salary Adjustments.

TYPE OF CHANGE                              EFFECT ON AWARDS
Move into Eligible Position and             Eligible for participation in Plan
New Hires                                   if moved in or hired before December
                                            1, 2000. Award prorated on the basis
                                            of months of service in eligible
                                            position.

Move Into Ineligible Position               Award prorated at end of Plan Year
                                            on the basis of months of service in
                                            eligible position.

Move Into Another Eligible Position         Award prorated on the basis of
                                            months of service in each position
                                            for the varying target bonus
                                            percentages.

Change of Salary                            No impact.  The employee's base
                                            salary on December 31, 2000
                                            determines the employee's target
                                            bonus percentage.



7. Effect of Termination on Award. If an employee terminates employment with the Company or a subsidiary for any reason prior to December 31, 2000, the employee will not be entitled to receive an award under the Plan. In addition, an employee must be an active employee of the Company or any subsidiary as of the date of payment to receive an award under the Plan; provided, however, if the employee is on an a Company-approved leave of absence, becomes disabled, or dies before the date of the payment (but after December 31, 2000), the employee will be entitled to receive a payment under the Plan. If an employee retires during the calendar year 2000, the employee will be entitled to receive payment, prorated on the basis of the months of services during that calendar year.

8. Deferral of Bonus Amounts. Certain eligible individuals could elect to defer all or a percentage of their bonus amounts into the ON Semiconductor Executive Deferred Compensation Plan. This will delay the income tax but not the FICA tax obligation on the deferred funds. Participants who elect to defer payments shall be liable for payment of any applicable taxes due at the time of deferral; however, such taxes shall not reduce the amount of the deferral but shall be deducted from the employee's base pay. The executive will have income equal to the amount paid from the Executive Plan and the Company is entitled to a tax deduction when paid. All participants in the Executive Plan must qualify as a "select group of management or highly compensated employees" to participate in the plan. Generally, those executive earning more than $125,000 per year and who have significant management responsibility to fall within this category.

9. Former Cherry Employees. Former Cherry Semiconductor employees may receive payouts under his plan on a pro-rated basis on the date of the acquisition or date of hire, which ever is later.


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